BRITISH COLUMBIA

Number: BC0600967

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that BROCKTON CAPITAL CORP. changed its name to MEGAWEST ENERGY CORP. on February 20, 2007 at 02:53 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On February 20, 2007

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada